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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
CenterSpan Communications Corp.:

We consent to incorporation by reference in the Registration Statement (Nos. 333-40323 and 333-57521 and 333-59610) on Form S-8 and Registration Statements (Nos. 333-68192, 333-55554, 333-73333, 333-86825) on Form S-3 of CenterSpan
Communications Corporation and subsidiaries of our report dated February 11, 2003, with respect to the consolidated balance sheets and related consolidated statements of operations, shareholders' equity and cash flows of CenterSpan Communications Corporation and subsidiaries for the three years in the period ended December 31, 2002, which report appears in the December 31, 2002 Form 10-K of CenterSpan Communications Corporation filed on or about March 28, 2003. Our report dated February 11, 2003, contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations, has limited cash on hand, and has yet to generate sustainable revenue streams. These matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Portland, Oregon
March 28, 2003